                                                                    EXHIBIT 10.8



March 7, 1998



Mr. John T. White
President
Performance Printing Corporation
3012 Fairmount
Dallas, TX 75201

Re: Performance Packaging, L.C. and specifically ACR Loan Numbers AD-3319, 3320, 3321, 3401, 3433, 3436 and 3809 (the "Original Loans")

Dear John:

By way of this letter, please be advised that effective with the closing of the new ACR Loan AD-3941 on March 1, 1997 all of the obligations of Performance Packaging, L.C. under the Original Loans were extinguished along with Performance Printing Corporation's guaranty of those loans.

As you know, ACR did not require the guaranty of Performance Printing Corporation for the new ACR Loan AD-3941, therefore all obligations of Performance Printing Corporation under any Performance Packaging, L.C. transactions have been terminated.

Sincerely,


/s/JFW,Jr.
John F. Wallace, Jr.
Eastern Regional Manager